FOR IMMEDIATE RELEASE
                                   Contact:  Kristi L. Frey
                                   Telephone:  712-732-4117



                     FIRST MIDWEST FINANCIAL, INC.
                   REPORTS FISCAL YEAR EARNINGS AND
                  ANNOUNCES STOCK REPURCHASE PROGRAM


(Storm Lake, Iowa - October 18, 1996) First Midwest Financial, Inc. today reported net income of $3,209,000, or $1.78 per share, for the fiscal year ended September 30, 1996, excluding a one-time special assessment from the Federal Deposit Insurance Corporation (FDIC) to recapitalize the Savings Association Insurance Fund (SAIF). This represents a 10.2% increase over the previous fiscal year, when net income was $2,912,000, or $1.64 per share, excluding a one-time after-tax gain of $632,000, or $.35 per share, on the sale of securities resulting from the restructure of the Company's portfolio of mortgage-backed securities.

For the 1996 fourth quarter, First Midwest had net income of $813,000, or $.45 per share, excluding the special assessment. Fourth quarter net income represents an 11.1% increase over the same period in 1995, when net income was $732,000, or $.41 per share.

During the 1996 fourth quarter, First Midwest recognized a $1,266,000 pre-tax charge as a result of federal legislation passed and signed into law on September 30, 1996, which requires all SAIF insured thrift institutions to pay a one-time special assessment to restore the SAIF to its statutory reserve level. The legislation also provides for a reduction in SAIF deposit insurance premiums in subsequent periods. On an after-tax basis, the charge was $795,000, or $.44 per share, which reduced First Midwest's per share net income for the 1996 fourth quarter and fiscal year to $.01 and $1.34, respectively.

In other news, First Midwest announced today that its Board of Directors has authorized the repurchase by the Company of up to 150,000 shares of its outstanding common stock. The Company intends to repurchase the shares, depending upon market conditions, from time to time over a twelve month period.

James S. Haahr, President and Chief Executive Officer of First Midwest, indicated that the Board of Directors authorized the repurchase program in view of the strong capital position of the Company's subsidiaries, First Federal Savings Bank of the Midwest and Security State Bank. The repurchased shares will become treasury shares and will be used for general corporate purposes, including the issuance of shares in connection with grants and awards under the Company's stock-based benefit plans.

At September 30, 1996, First Midwest had assets of $388.0 million and stockholders' equity of $43.2 million, or $22.21 per common share outstanding. Total assets reflect the previously announced acquisition of Central West Bancorporation, the holding company for Security State Bank, Stuart, Iowa, which was completed on September 30, 1996. Central West had total assets of $32.6 million at the date of acquisition.

During the 1996 fourth quarter, First Midwest shares traded between $21.75 and $24.75. The stock of First Midwest Financial,
Inc. is traded on the Nasdaq National Market System under the symbol "CASH". At September 30, 1996, First Midwest had
1,945,735 common shares outstanding.

CORPORATE PROFILE:

First Midwest Financial, Inc. was formed in 1993 as a unitary savings and loan holding company in conjunction with the conversion of First Federal Savings Bank of the Midwest from mutual to stock form on September 20, 1993. In conjunction with the acquisition of Security State Bank on September 30, 1996, First Midwest became a bank holding company. The Company's primary business is marketing financial deposit and loan products to meet the needs of its customers. First Federal currently has seven offices in a four-county area in Iowa, the two offices of Brookings Federal Bank Division of First Federal in Brookings, South Dakota, and the one office of Iowa Savings Bank Division of
First Federal in Des Moines, Iowa.   Security State Bank has
three offices in west central Iowa.